EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 12 May 2022

Tautachrome (OTC:TTCM) Issues First Patent Infringer Notice.

ORO VALLEY, AZ – May 12, 2022 (GlobeNewswire) Tautachrome (OTC:TTCM) Sends Patent Infringement Notice to Truepic LLC of La Jolla, California.

The Company has sent a patent infringement Notice to Truepic LLC of La Jolla, CA, requesting that Truepic immediately cease any ongoing infringement of its trusted imaging patents and compensate the Company for damages resulting from the infringement.

As disclosed last February, we have reinvolved the assistance of the Company’s former Chief Advancement Officer Micheal Nugent in the area involving patent protection. When commenting last evening about possible Truepic infringement, Mr. Nugent said “I personally approached the CEO of Truepic, Inc. Mr Jeffrey McGregor, in early 2018 and brought the possibility of infringement to his attention. I did not hear back …”

We mention this early contact with Truepic to underscore the fact that Truepic has been aware of our issued patents and heir claims for a very long time.

The Company hopes to avoid litigation, but will take whatever steps are necessary, including a lawsuit, to protect its intellectual property. Truepic has been given one month to respond to the Notice letter.

PRESS AND INVESTOR CONTACT:

David LaMountain, COO

520-318-5578

Dlamountain@Tautachrome.com

Tautachrome Inc Press Release, May 12, 2022	Page 2

About Tautachrome, Inc: Tautachrome, Inc. (OTC: TTCM) is an emerging growth company in the Internet applications space. The company has licenses, patents, and patents pending in augmented reality, trusted imaging, and imagery-based social networking. The company is leveraging these technologies to develop privacy and security-based applications for global business and personal use.

Tautachrome, Inc. posts important information and updates through tweets from the official Company twitter page https://twitter.com/Tautachrome

Forward-Looking Statements:

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, risks of raising money sufficient to achieve the Company’s objectives, risks of managing growth, governmental regulatory risks, technology development risks, schedule slippage risks, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.